EXHIBIT 99.1

Liza Landsman Named to

Veritiv Board of Directors

ATLANTA (March 13, 2017) — Veritiv Corporation (NYSE: VRTV), a North American leader in business-to-business distribution solutions, announced today the appointment of Liza Landsman to the company’s board of directors.  Ms. Landsman will also be a member of the board’s nominating and governance committee.

“I am pleased to welcome Liza to the Veritiv Board of Directors,” said Mary Laschinger, Chairman and CEO of Veritiv.  “Her extensive business experience in marketing, advertising, branding and e-commerce strategy, as well as her proven leadership skills, will be a strong complement to our Board’s current composition and will serve Veritiv well.”

Ms. Landsman was recently named President and Chief Customer Officer of Jet.com, an online retailer recently acquired by Wal-Mart.  She previously served as Executive Vice President and Chief Customer Officer of Jet.com, overseeing marketing, advertising and all aspects of the company’s customer experience.

Ms. Landsman has more than 20 years of extensive digital strategy and data analytics experience across many sectors.  She was previously Chief Marketing Officer for E*TRADE, Managing Director and Global Head of Digital for BlackRock, Operating Partner and Acting Chief Marketing Officer for Bravas Partners, and held a variety of senior leadership roles at Citi and IBM.

She is currently a director of Choice Hotels International, Inc. and a member of the Board of Directors of GO Project, a New York City-based education non-profit.

About Veritiv

Veritiv Corporation (NYSE: VRTV), headquartered in Atlanta, is a leading North American business-to-business distributor of print, publishing, packaging, and facility solutions; and also a provider of logistics and supply chain management services. Serving customers in a wide range of industries, the Company has approximately 180 distribution centers throughout the U.S., Mexico and Canada, and employs approximately 8,800 team members worldwide that help shape the success of its customers.  For more information about Veritiv and its business segments visit www.veritivcorp.com.

Veritiv Contacts:

Investors: Tom Morabito, 770-391-8451      Media: Ed Patterson, 770-391-8244